Exhibit 99.1

April 26, 2010

For Immediate Release

Sport Supply Group Announces 3Q10 Earnings Release Date and Acquisitions

•	3Q10 Earnings Release Planned for May 6, 2010
•	Company Acquires Distributor in Northern Ohio
•	Company Acquires Cataloger / Distributor in Minnesota

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced it will release earnings for its third fiscal quarter ended March 31, 2010 on May 6, 2010 after the close of the financial markets. The Company also announced it has acquired substantially all of the assets of Coaches Sports Corner, a regional team sports distributor based in Sandusky, Ohio, and certain assets of Greg Larson Sports, a national cataloger and regional team sports distributor based in Brainerd, Minnesota. Terms were not disclosed.

Commenting on these acquisitions, Adam Blumenfeld, Chairman and Chief Executive Officer stated: “We are pleased to have completed these two transactions. Coaches Sports Corner will complement our existing road sales efforts in northern Ohio, whereas the Greg Larson Sports acquisition will give SSG a physical road presence in the new territories of Minnesota, South Dakota and North Dakota. Greg Larson Sports also mails a national physical education and athletic catalog. We look forward to working closely with the teams from Coaches Sports Corner and Greg Larson Sports to further enhance the reach of both businesses.”

About Sport Supply Group

Sport Supply Group, Inc. is the nation's leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 person telesales team, more than 200 direct sales professionals, 60 Platinum Resellers and a family of company-controlled websites.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Sport Supply Group’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions which changes may negatively impact school and other government supported budgets as well as the cost of doing business, actions and initiatives by current and potential competitors, and certain other additional factors described in Sport Supply Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Sport Supply Group’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Source: Sport Supply Group, Inc.
Contact: Adam Blumenfeld. 972 243 0879.